Exhibit 10.1

LIBBY FRISCHER FAMILY PARTNERSHIP

May 11, 2018

RAIT Financial Trust

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

Ledgewood, P.C.

Two Commerce Square

2001 Market Street, Suite 3400

Philadelphia, PA 19103

Dear Sirs:

The Libby Frischer Family Partnership (the “Investor”) is a party to that certain letter agreement dated as of April 6, 2018, which permitted Investor to hold up to an aggregate of 15.0% of the outstanding common shares of beneficial interest, par value $0.03 per share (the “Common Shares”), of RAIT Financial Trust (the “Company”), and an amount up to an aggregate of 15.0% of the outstanding number of each of the Company’s 7.75% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred”), shares of the Company’s 8.375% Series B Cumulative Redeemable Preferred Stock (“Series B Preferred”) and shares of the Company’s 8.875% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred” and together with the Series A Preferred and the Series B Preferred, the “Preferred Shares”), including Common Shares and Preferred Shares held individually by Charles Frischer, the General Partner of Investor, or by any other entity in which Mr. Frischer has an ownership interest (other than a public entity in which his beneficial ownership is less than 1%), subject to and in accordance with the terms of said letter agreement. Investor has expressed an interest in purchasing additional Common Shares and Preferred Shares.

The number of Common Shares and Preferred Shares that Investor intends to purchase on or after the date hereof (collectively the “To Be Acquired Shares”), together with Common Shares and Preferred Shares owned by Investor or Charles Frischer prior to the acquisition of the To Be Acquired Shares, and Common Shares and Preferred Shares held at the time of any such acquisition individually by Charles Frischer or by any other entity in which he has an ownership interest (other than a public entity in which his beneficial ownership is less than 1%) (collectively the “Previously Owned Shares” and together with the To Be Acquired Shares, the “Investor Shares”), is an amount equal to up to 20.0% of the outstanding number of Common Shares (with respect to To Be Acquired Shares in the form of Common Shares) and an amount equal to up to 20.0% of the outstanding number of each series of Preferred Shares (with respect to each series of To Be Acquired Shares in the form of Preferred Shares), respectively, which would exceed the Ownership Limit (as defined in the Amended and Restated Declaration of Trust of the Company, as the same has been amended and supplemented from time to time (the “Declaration of Trust”)) currently applicable to the Common Shares and each series of Preferred Shares.

The Company and Ledgewood, P.C., tax counsel to the Company, have asked Investor to make certain representations, covenants and undertakings so that (A) Ledgewood may deliver its opinion to the Company to the effect that the restrictions contained in the Declaration of Trust will not be violated and that the Company’s status as a real estate investment trust will not be lost if the Company grants to Investor an exemption from the Ownership Limit for the holding of the To Be Acquired Shares in an amount which, when added to the Previously Owned Shares, does not exceed an amount equal to 20.0% of the outstanding number of Common Shares (with respect to To Be Acquired Shares in the form of Common Shares) and an amount equal to up to 20.0% of the outstanding number of each series of Preferred Shares (with respect to each series of To Be Acquired Shares in the form of Preferred Shares), respectively, and (B) the Special Committee (the “Special Committee”) of the Board of Trustees of the Company (the “Board”), pursuant to authority delegated to it by the Board, may consider exempting Investor from the Ownership Limit in such amount with respect to the applicable Investor Shares.

Investor hereby represents, covenants and undertakes as to the following:

(a)    Investor is a limited partnership that was not formed for the purposes of this transaction.

(b)    Investor acknowledges that, notwithstanding the exemption of the Ownership Limit that may be granted to Investor by the Special Committee in accordance herewith, the Special Committee is not granting Investor an exemption from any other ownership restrictions set forth in Article VII of the Declaration of Trust or with respect to any securities other than the Common Shares and Preferred Shares.

(c)    Investor agrees to take such further reasonable steps to cooperate with the Company by way of providing additional factual information relevant to Investor’s investment in the Company, as may be reasonably requested by the Company, such that the Company satisfies the requirements for qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

In consideration of the foregoing, Investor requests that the Special Committee exempt Investor from the Ownership Limit for the holding of the To Be Acquired Shares in amounts which, when added to the Previously Owned Shares, does not exceed an amount (with respect to each class of To Be Acquired Shares) equal to 20.0% of the outstanding number of Common Shares (with respect to To Be Acquired Shares in the form of Common Shares) and an amount equal to up to 20.0% of the outstanding number of each series of Preferred Shares (with respect to each series of To Be Acquired Shares in the form of Preferred Shares), respectively, at any time and from time to time. If the Company agrees to the foregoing, please evidence such agreement by signing and returning a copy of this letter to Investor.

{signatures appear on following page}

LIBBY FRISCHER FAMILY PARTNERSHIP

By: /s/ Charles Frischer

Name: Charles Frischer

Title: General Partner

/s/ Charles Frischer

Charles Frischer

Agreed and Accepted as of the date set forth above:

RAIT FINANCIAL TRUST

By: /s/ John J. Reyle

Name: John J. Reyle

Title: Interim Chief Executive Officer, Interim President and General Counsel